Exhibit 5.1

6 October 2021

Your reference
Ferroglobe Plc
5 Fleet Place,
London,	Our reference
EC4M 7RD	RJZS

B. Riley Securities, Inc.	Direct line
299 Park Avenue, 7th Floor	+44 (0)20 7090 3386
New York, NY 10171

and

Cantor Fitzgerald & Co.
499 Park Avenue
New York, NY 10022 (the “Sales Agents”)

Dear Sir / Madam

Ferroglobe PLC (the “Company”)
At-the-Market Program (the “ATM Program”)

Introduction

1.	We refer to: (i) the shelf registration statement on Form F-3 (Registration No. 333-255973) filed by the Company on 10 May 2021, as amended by Amendment No. 1 to Form F-3 filed on 11 June 2021 and declared effective on 15 June 2021 (the “Registration Statement”); (ii) the equity distribution agreement between the Company and the Sales Agents dated 6 October 2021 (the “Distribution Agreement”); and (iii) the prospectus supplement to the Registration Statement to register the issuance and sale of Ordinary Shares pursuant to the ATM Program dated 6 October 2021 (the “Prospectus Supplement”)

2.	Unless otherwise defined in this letter, terms and expressions defined in the Distribution Agreement have the same meanings when used in this letter.

3.	We have been instructed by our client, the Company, and have been requested by the Company to write this letter. We have not been involved in the preparation of the ATM Program and our role has been limited to the writing of this letter.

4.	This letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We have not made any investigation of, and do not express any opinion on, any other law. This letter is to be governed by and construed in accordance with English law.

5.	For the purposes of this letter, we have examined:

(a)	a copy of the Certificate of Incorporation, Memorandum and Articles of Association (together with the resolutions and agreement filed at Companies House under section 30 of the Companies Act 2006 and its predecessors) of the Company certified as true, complete and up-to-date by Thomas Wiesner;

(b)	a copy of the Amended and Restated Shareholders’ Agreement in respect of the Company, dated 21 November 2017, as further amended on 23 January 2018 and 13 May 2021 certified to be a true copy and as being in full force and effect by Thomas Wiesner;

(c)	a copy of the waiver letter dated 30 September 2021 sent by Group Villa Mir S.A.U. to the Company, certified to be a true copy and as being in full force and effect by Javier Lopez Madrid;

(d)	a certificate of Thomas Wiesner dated 6 October 2021 certifying (i) the number of shares issued by the Company since 26 October 2017; (ii) the total issued share capital of the Company as at today’s date; and (iii) the total number of shares remaining un-allotted under the cap on the directors’ authority to allot as at today’s date; and

(e)	a copy of the written resolution of Board of Directors of the Company dated 30 September 2021 certified to be a true copy and as being in full force and effect by Thomas Wiesner.

6.	For the purposes of this letter, the following searches have been carried out: (i) a search at the Registrar of Companies in respect of the Company on 6 October 2021; and (ii) a search at the Central Registry of Winding-Up Petitions in respect of the Company on 6 October 2021 (together the “Searches”).

Assumptions

7.	For the purposes of this letter, we have assumed each of the following:

(a)	that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(b)	the copy (including electronic copy) of documents examined by us are complete and up to date, conform to the originals, and would, if issued today, comply, as respects the Articles of Association with section 36 of the Companies Act 2006;

(c)	that (i) the information disclosed by the Searches was complete, up to date and accurate as at the date each was conducted and has not since then been altered or added to;

(d)	the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(e)	the statements contained in the certificate of Thomas Wiesner referred to in section 5 above are complete and accurate as at today’s date;

(f)	the directors’ written resolutions referred to in sub-paragraph 5(e) are a true record of the resolutions passed by the Board and have not subsequently been amended, revoked, rescinded or superseded;

(g)	in resolving to issue the Ordinary Shares, the directors of the Company will act in good faith to promote the success of the Company for the benefit of its members as a whole and in accordance with any other duty, breach of which could give rise to such transactions being avoided;

(h)	that the names of the appropriate persons will be entered in the Company’s register of members upon allotment of the Ordinary Shares;

(i)	the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter;

(j)	that:

(i)	no proposal has been made for a voluntary arrangement, and no moratorium has been obtained, in relation to the Company under Part I of the Insolvency Act 1986;

(ii)	the Company has not given any notice in relation to or passed any winding-up resolution;

(iii)	no application has been made or petition presented to a court, and no order has been made by a court, for the winding up, or administration of the Company, and no step has been taken to strike off or dissolve the Company;

(iv)	no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer; and

(v)	no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues; and

(k)	that all acts, conditions or things required to be fulfilled performed or effected in connection with the Ordinary Shares under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected.

Opinion

8.	Based on and subject to the foregoing, and subject to the reservations set out below and to any matter of fact not disclosed to us, we are of the opinion that:

(a)	the Company is a limited liability company which has been duly incorporated and is validly existing;

(b)	the Company has the capacity and power to issue the Ordinary Shares; and

(c)	the Ordinary Shares have been duly created, their issue duly authorised and, upon the Company’s receipt of the consideration therefor and entry of the names of the appropriate persons in the Company’s register of members, will be duly issued and fully paid and are non-assessable. The term “non-assessable”, which has no recognised meaning in English law, for the purposes of this opinion means that, a holder of the Ordinary Shares is not liable, solely because he is holder of such Ordinary Shares, for additional assessments or calls on such Ordinary Shares by the Company or its creditors.

Reservations

9.	Our reservations are as follows:

(a)	The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales;

(b)	Article 5.1(a) of the Articles of Association of the Company states that the directors’ authority to disapply pre-emption rights expires five years from the date of the adoption of the Articles of Association. Failure to renew this authority at the Company’s next Annual General Meeting will result in the need to apply pre-emption rights to future issues; and

(c)	this opinion is subject to any limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws and procedures affecting the rights of creditors.

General

10.	We have taken instructions solely from the Company, and have been requested by it to deliver this opinion to you. We have not advised you in connection with the Agreements, and are under no obligation to do so. Nothing in this letter nor the delivery of it to you shall create or constitute a solicitor-client (or any other fiduciary) relationship between us, nor prevent us from advising and representing the Company or any of its affiliates from time to time in relation to any matters in connection with the ATM Program or any related or unrelated matter.

11.	To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

12.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the section under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent we do not admit that we are “experts” under the Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement or Prospectus Supplement, including this opinion.

13.	This opinion is provide to you in connection with the ATM Program. It is not to be reproduced, quoted, summarised or relied upon by anyone else or for any other purpose without our express consent.

Yours faithfully,

/s/ Slaughter and May
Slaughter and May